UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 28, 2015 (April 27, 2015)

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA	30305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 949-0700

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 27, 2015, Cumulus Media Inc. (“Cumulus” or the “Company”) entered into a First Amendment to the Stockholders’ Agreement (the “Amendment”) originally entered into on September 16, 2011 (the “Stockholders’ Agreement”). Currently, BA Capital Company, L.P. and Banc of America Capital Investors SBIC, L.P. (together, the “BofA Stockholders”), Lewis W. Dickey, Jr., John W. Dickey and certain members of their family, and Crestview Radio Investors, LLC (“Crestview”) are the stockholders of the Company with remaining rights or obligations under the Stockholders’ Agreement.

Pursuant to the Amendment, Crestview’s right to have one of its designees to the Board of Directors of the Company (the “Board”) appointed as the lead director of the Board has been converted into a right to have one such designee appointed as Chairman of the Board. In connection therewith, Jeffrey A. Marcus, the Board’s current lead director, has been appointed non-executive Chairman of the Board.

The Amendment also provides that each stockholder party thereto that maintains a right to designate one or more nominees for election to the Board may transfer such rights to an affiliate of such stockholder or to another transferee of such stockholder’s shares of common stock of the Company (the “Common Stock”), provided that such transferee will only retain such right for as long as it holds at least the minimum number of shares of Common Stock that the transferring stockholder would be required to hold in order to retain such right, and only for so long as the transferring stockholder would retain such right, under the Stockholders’ Agreement.

The Amendment also extends the standstill period by one year, to September 16, 2019, pursuant to which any stockholder party thereto which, together with its controlled affiliates, beneficially owns 15% or more of the Common Stock (a “Significant Stockholder”), may not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire beneficial ownership of any equity securities of the Company not owned by them on September 16, 2011, subject to certain exceptions. Further, the Amendment provides that, subject to certain exceptions, no Significant Stockholder will transfer its Common Stock or warrants to acquire such stock to a person or group that is, to the Significant Stockholder’s knowledge, a specified competitor of the Company or that, following such transfer, would beneficently own greater than 25% of the Common Stock, an increase from 10% prior to the Amendment; provided, however, that any such transferee that would own greater than 10% of the Common Stock must agree to be bound by the terms and conditions of the Stockholders’ Agreement, as so amended. In addition, pursuant to the Amendment and during the term of the Stockholders’ Agreement, Crestview is restricted from acquiring, other than pursuant to the exercise of certain warrants currently held by it, shares of Common Stock if the acquisition thereof would cause Crestview to beneficially own more than 75.0 million shares of Common Stock.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text thereof, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Also on April 28, 2015, the Company and Lewis W. Dickey, Jr., the Company’s President and Chief Executive Officer, entered into an amendment to his employment agreement, originally dated November 29, 2011 (the “Employment Agreement Amendment”). Pursuant to the Employment Agreement Amendment, Mr. Dickey has agreed to extend the term of his original employment agreement until December 31, 2018. Consistent with the terms and provisions of the Amendment, the Employment Agreement Amendment provides that Mr. Dickey will retain the titles of President and Chief Executive Officer of the Company.

The Employment Agreement Amendment also provides that, in the event Mr. Dickey is terminated without Cause or resigns for Good Reason (each as defined in his Employment Agreement), he will be entitled to receive a payment equal to three times his then-current salary and target bonus award, and 100% of his unvested equity awards as of the date of termination will vest. In addition, in the event Mr. Dickey’s employment is terminated for Cause, 100% of his stock options will cease to vest and be exercisable upon the date of his termination. In the event he resigns Without Good Reason (as defined in the Amendment), 100% of his options will continue to vest and be exercisable for 90 days following such resignation and, upon a separation of service from the Company other than for Cause or a Resignation Without Good Reason, 100% of Mr. Dickey’s stock options will continue to vest and be exercisable for the full term of such options.

The foregoing description of the Employment Agreement Amendment is qualified in its entirety by reference to the full text thereof, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 8.01 — Other Events.

On April 28, 2015, the Company issued a press release announcing, among other things: (i) the entry into the Amendment; (ii) the appointment of Jeffrey A. Marcus as non-executive Chairman of the Board; (iii) the entry into the Employment Agreement Amendment; and (iv) the nomination of Mary G. Berner as a director.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits.

(a)	Exhibits.

Number	Exhibit

10.1	First Amendment to Stockholders’ Agreement, dated April 27, 2015

10.2	First Amendment to Employment Agreement, dated April 28, 2015, between Lewis W. Dickey, Jr. and Cumulus Media Inc.

99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ J.P. Hannan
	Name:	J.P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: April 28, 2015

Exhibit Index

Number	Exhibit

10.1	First Amendment to Stockholders’ Agreement, dated April 27, 2015

10.2	First Amendment to Employment Agreement, dated April 28, 2015, between Lewis W. Dickey, Jr. and Cumulus Media Inc.

99.1	Press release